FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, President & CEO (540) 951-6236
J. Robert Buchanan, Treasurer (276) 979-0341

NATIONAL BANKSHARES, INC. BOARD OF DIRECTORS

DECLARES SEMI-ANNUAL DIVIDEND AND CONTINUES

STOCK REPURCHASE PLAN

BLACKSBURG, VA, MAY 14, 2008: NATIONAL BANKSHARES, INC. (NASDAQ Capital Market: NKSH) announced today that its Board of Directors approved payment on June 2, 2008 of a semi-annual dividend of $0.39 per share to stockholders of record as of May 23, 2008. This dividend is 5.4% higher than the semi-annual dividend that was paid on June 1, 2007.

In other business, the Board of Directors renewed its authorization of a stock repurchase plan in which management is authorized to purchase up to 100,000 shares of the Company’s common stock on the open market. This authorization extends from June 1, 2008 to May 31, 2009. To date, National Bankshares, Inc. has acquired 57,850 shares under the current stock repurchase plan that expires on May 31, 2008. The Company’s management has not yet determined how many shares, if any, might be purchased under the continued stock repurchase plan.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent company of National Bank, a community bank that has 26 office locations throughout Southwest Virginia. The Company also operates a non-bank subsidiary, National Bankshares Financial Services, Inc., that offers insurance and investment services. Its stock trades on the NASDAQ Stock Market under the symbol “NKSH”. Additional information is available on the Company’s web site at www.nationalbankshares.com.